Exhibit 99.1

Microsoft Reports Strong Revenue Growth

Healthy, Broad-based Demand Drives 9% Revenue Growth for the June Quarter;

Revenue Growth Nearly $3 Billion in Fiscal 2005;

Company Returns Record $44 Billion to Shareholders in Fiscal 2005

REDMOND, Wash.—July 21, 2005—Microsoft Corp. today announced revenue of $10.16 billion for the quarter ended June 30, 2005, a 9% increase over the results in the same period of the prior year. Operating income for the fourth quarter was $2.99 billion, compared to $3.13 billion in the prior year. Operating income for the fourth quarter includes $756 million related to legal charges for antitrust-related claims.

Net income and diluted earnings per share for the fourth quarter were $3.70 billion and $0.34 per share, which included $0.05 of legal charges and $0.09 of tax benefits. For the previous year, net income and diluted earnings per share for the fourth quarter were $2.69 billion and $0.25 per share, which included a $0.02 tax benefit.

Operating income, net income, and earnings per share amounts for the quarter and for the full year include stock-based compensation expense.

The company also announced record revenue of $39.79 billion for the fiscal year ended June 30, 2005, an 8% increase over the $36.84 billion reported last year. Net income for fiscal year 2005 was $12.25 billion and diluted earnings per share were $1.12, which included legal charges of $0.13 and tax benefits of $0.09. For the previous fiscal year, net income and diluted earnings per share were $8.17 billion and $0.75, which included legal charges of $0.17 and a tax benefit of $0.02.

“We closed out a record fiscal year with strong revenue growth in the fourth quarter driven by healthy, broad-based demand across all customer segments and channels,” said Chris Liddell, chief financial officer at Microsoft. “While continuing to invest in the business, we also returned $44 billion to investors through share repurchases and dividends during the fiscal year. These results provide solid momentum heading into fiscal 2006, which is shaping up to be a strong year for growth and investment. We expect double digit revenue growth next year, kicking off the strongest multi-year product pipeline in the company’s history.”

Revenue and operating income growth for the quarter were driven by continued strength in the Server and Tools business. Rapid customer adoption of Microsoft® SQL ServerTM product resulted in double digit revenue growth of 16% over the same quarter of the prior year. This marks the third consecutive year that the Server and Tools business has delivered double digit revenue growth and improved profitability.

Strong results across all aspects of the Xbox® business resulted in 22% revenue growth for the Home and Entertainment division, providing a great finish to an excellent year. In fiscal 2005 Home and Entertainment shipped a record number of Xbox consoles and software, doubled the number of Xbox Live® members, and unveiled the Xbox 360™ future-generation video game and entertainment system.

Business Outlook

Management offers the following guidance for the full fiscal year ending June 30, 2006:

•	Revenue is expected to be in the range of $43.7 billion and $44.5 billion.

•	Operating income is expected to be in the range of $18.3 billion and $18.8 billion.

•	Diluted earnings per share are expected to be in the range of $1.27 and $1.32.

Management offers the following guidance for the quarter ending September 30, 2005:

•	Revenue is expected to be in the range of $9.7 billion and $9.8 billion.

•	Operating income is expected to be in the range of $4.3 billion and $4.5 billion.

•	Diluted earnings per share are expected to be in the range of $0.29 to $0.31.

All figures include stock-based compensation expense and assume an effective tax rate of 32%.

Webcast Details

Microsoft will hold an audio webcast at 2:30 p.m. PT (5:30 p.m. ET) today with Chris Liddell, chief financial officer, and Scott Di Valerio, corporate vice president and chief accounting officer, to discuss details regarding the company’s performance for the quarter and other forward-looking information. The session may be accessed at http://www.microsoft.com/msft. The webcast will be available for replay through the close of business on July 21, 2006.

About Microsoft

Founded in 1975, Microsoft (Nasdaq “MSFT”) is the worldwide leader in software, services and solutions that help people and businesses realize their full potential.

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Forward-Looking Statements

Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as: entry into markets with vigorous competition, market acceptance of new products and services, continued acceptance of existing products and services, changes in licensing programs, product price discounts, delays in product development and related product release schedules, sales channel disruption such as the bankruptcy of a major distributor, and reliance on sole source suppliers for key components of Xbox that could result in component shortages and delays in product delivery, any of which may cause revenues and income to fall short of anticipated levels; an increase in business investment that isn’t accompanied by an offsetting increase in revenue; obsolete inventory or product returns by distributors, resellers and retailers; warranty and other claims on hardware products such as Xbox; changes in the rate of PC shipments; technological shifts; the support of third-party software developers for new or existing platforms; the availability of competitive products or services such as the Linux operating system at prices below our prices or for no charge; the ability to have access to distribution channels for MSN that are controlled by third parties; the risk of unanticipated increased costs for network services; the continued ability to protect the company’s intellectual property rights; adverse effects on our business that might result if an unauthorized disclosure of a significant portion of our source code were to occur; the ability to obtain on acceptable terms the right to incorporate in the company’s products and services technology patented by others; changes in product and service mix; maturing product life cycles; product sale terms and conditions; the risk that actual or perceived security vulnerabilities in our products could adversely affect our revenues; implementation of operating cost structures that align with revenue growth; unavailability of insurance; uninsured losses; adverse results in legal disputes resulting in liabilities that exceed existing reserves; unanticipated tax liabilities; the effects of terrorist activity and armed conflict such as disruptions in general economic activity and changes in our operations and security arrangements; the effects of a major earthquake, cyber-attack or other catastrophic event that results in the destruction or disruption of any of our critical business or information technology systems; the level of corporate information technology spending and changes in general economic conditions that affect demand for computer hardware or software; currency fluctuations; and financial market volatility or other changes affecting the value of our investments that may result in a reduction in carrying value and recognition of losses including impairment charges.

For further information regarding risks and uncertainties associated with Microsoft’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Issues and Uncertainties” sections of Microsoft’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Microsoft’s investor relations department at (800) 285-7772 or at Microsoft’s investor relations website at http://www.microsoft.com/msft.

All information in this release is as of July 21, 2005. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

Microsoft, Xbox, Xbox Live and Xbox 360 are either registered trademarks or trademarks of Microsoft Corp, in the United States and/or other countries. The names of actual companies or products mentioned herein may be the trademarks of their respective owners.

For more information, financial analysts and investors only:

Colleen Healy, senior director, Investor Relations (425) 706-3703

For more information, press only:

Rapid Response Team, Waggener Edstrom, (503) 443-7070, rrt@wagged.com

Note to editors: If you are interested in viewing additional information on Microsoft, please visit the Microsoft Web page at http://www.microsoft.com/presspass/ on Microsoft’s corporate information pages. Web links, telephone numbers and titles were correct at time of publication, but may since have changed. Shareholder and financial information, as well as today’s 2:30 p.m. PT conference call with investors and analysts is available at http://www.microsoft.com/msft.

Microsoft Corporation

Income Statements

(In millions, except earnings per share)

	Three Months Ended June 30		Year Ended June 30
	2004	2005	2004	2005
Revenue	$9,292	$10,161	$36,835	$39,788
Operating expenses:
Cost of revenue	1,481	1,410	6,716	6,200
Research and development	1,659	1,691	7,779	6,184
Sales and marketing	2,409	2,770	8,309	8,677
General and administrative	610	1,301	4,997	4,166

Total operating expenses	6,159	7,172	27,801	25,227

Operating income	3,133	2,989	9,034	14,561
Investment income and other	571	872	3,162	2,067

Income before income taxes	3,704	3,861	12,196	16,628
Provision for income taxes	1,014	161	4,028	4,374

Net income	$2,690	$3,700	$8,168	$12,254

Earnings per share:
Basic	$0.25	$0.34	$0.76	$1.13

Diluted	$0.25	$0.34	$0.75	$1.12

Weighted average shares outstanding:
Basic	10,806	10,750	10,803	10,839

Diluted	10,864	10,819	10,894	10,906

Cash dividends per share	$0.00	$0.08	$0.16	$3.32

Microsoft Corporation

Balance Sheets

(In millions)

	June 30, 2004 (1)	June 30, 2005
Assets
Current assets:
Cash and equivalents	$14,304	$4,851
Short-term investments	46,288	32,900

Total cash and short-term investments	60,592	37,751
Accounts receivable, net	5,890	7,180
Inventories	421	491
Deferred income taxes	2,097	1,701
Other	1,566	1,614

Total current assets	70,566	48,737
Property and equipment, net	2,326	2,346
Equity and other investments	12,210	11,004
Goodwill	3,115	3,309
Intangible assets, net	569	499
Deferred income taxes	3,808	3,621
Other long-term assets	1,774	1,299

Total assets	$94,368	$70,815

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,717	$2,086
Accrued compensation	1,339	1,662
Income taxes	3,478	2,020
Short-term unearned revenue	6,514	7,502
Other	1,921	3,607

Total current liabilities	14,969	16,877
Long-term unearned revenue	1,663	1,665
Other long-term liabilities	2,911	4,158
Stockholders’ equity:
Common stock and paid-in capital—shares authorized 24,000; Shares issued and outstanding 10,862 and 10,710	56,396	60,413
Retained earnings (deficit), including accumulated other comprehensive income of $1,119 and $1,426	18,429	(12,298)

Total stockholders’ equity	74,825	48,115

Total liabilities and stockholders’ equity	$94,368	$70,815

(1)	Certain prior year amounts have been reclassified to conform to the current year presentation.

Microsoft Corporation

Cash Flows Statements

(In millions)

	Three Months Ended June 30		Year Ended June 30
	2004 (1)	2005	2004 (1)	2005
Operations
Net income	$2,690	$3,700	$8,168	$12,254
Depreciation, amortization, and other non-cash items	309	282	1,186	855
Stock based compensation	739	535	5,734	2,448
Net recognized (gains) / losses on investments	(184)	(543)	(1,296)	(527)
Stock option income tax benefits	328	404	1,100	668
Deferred income taxes	(554)	(248)	(1,479)	(179)
Unearned revenue	3,996	4,666	11,777	13,831
Recognition of unearned revenue	(3,259)	(3,450)	(12,527)	(12,919)
Accounts receivable	(1,056)	(1,707)	(687)	(1,243)
Other current assets	122	(286)	478	(245)
Other long-term assets	(1)	(44)	34	21
Other current liabilities	(1,306)	113	1,529	396
Other long-term liabilities	(166)	554	609	1,245

Net cash from operations	$1,658	$3,976	$14,626	$16,605

Financing
Common stock issued	1,296	1,473	2,748	3,109
Common stock repurchased	0	(4,306)	(3,383)	(8,057)
Common stock cash dividend	0	(859)	(1,729)	(36,112)
Other	0	(18)	0	(18)

Net cash from financing	$1,296	$(3,710)	$(2,364)	$(41,078)

Investing
Additions to property and equipment	(557)	(260)	(1,109)	(812)
Acquisition of companies, net of cash acquired	0	(195)	(4)	(207)
Purchases of investments	(26,186)	(9,247)	(95,005)	(68,045)
Maturities of investments	1,725	962	5,561	29,153
Sales of investments	28,591	9,599	87,215	54,938

Net cash from investing	$3,573	$859	$(3,342)	$15,027

Net change in cash and equivalents	6,527	1,125	8,920	(9,446)
Effect of exchange rates on cash and equivalents	(10)	(56)	27	(7)
Cash and equivalents, beginning of period	7,787	3,782	5,357	14,304

Cash and equivalents, end of period	$14,304	$4,851	$14,304	$4,851

(1)	Certain prior year amounts have been reclassified to conform to the current year presentation.

Microsoft Corporation

Segment Revenue and Operating Income / (Loss)

(In millions)

	Three Months Ended June 30		Year Ended June 30
Revenue	2004	2005	2004	2005
Segments
Client	$2,755	$3,034	$11,546	$12,234
Server and Tools	2,321	2,682	8,538	9,885
Information Worker	2,837	2,909	10,653	11,013
Microsoft Business Solutions	223	247	759	803
MSN	588	582	2,216	2,274
Mobile and Embedded Devices	70	97	247	337
Home and Entertainment	498	610	2,876	3,242

Total revenue	$9,292	$10,161	$36,835	$39,788

	Three Months Ended June 30		Year Ended June 30
Operating Income / (Loss)	2004	2005	2004	2005
Segments
Client	$2,028	$2,175	$8,654	$9,442
Server and Tools	608	800	1,418	3,259
Information Worker	2,022	1,997	7,410	7,915
Microsoft Business Solutions	(70)	(76)	(315)	(201)
MSN	29	104	87	405
Mobile and Embedded Devices	(39)	(14)	(219)	(46)
Home and Entertainment	(340)	(179)	(1,220)	(391)
Other	(1,105)	(1,818)	(6,781)	(5,822)

Total operating income / (loss)	$3,133	$2,989	$9,034	$14,561

Microsoft Corp.

Financial Highlights

Fourth Quarter and Fiscal Year 2005

(All growth percentages are comparisons

to the comparable quarter of fiscal year 2004 or full fiscal year 2004)

This document contains statements that are forward-looking. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors discussed in this document. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

Summary

	Three months ended June 30,			Year ended June 30,
(In millions, except percentages)	2004	2005	Percent Change	2004	2005	Percent Change
Revenue	$9,292	$10,161	9%	$36,835	$39,788	8%
Operating income	$3,133	$2,989	(5)%	$9,034	$14,561	61%

Fourth Quarter

Our revenue increase for the three months ended June 30, 2005 was driven primarily by increased licensing of Windows Server™ operating systems and other server applications, increase in Xbox® revenue, growth in licensing of Windows® Client operating systems through original equipment manufacturers (OEMs), as well as favorable fluctuations in foreign currency exchange rates. During the fourth quarter, continued strong PC and server shipment growth and improved information technology (IT) spending compared to fiscal year 2004 contributed to our overall revenue growth. Based on our preliminary estimates, the total worldwide PC shipments from all sources grew 14% to 16% from the fourth quarter of the previous year driven by strong business demand in both emerging and mature markets. We estimate that overall server hardware shipments grew 10% to 11% in the fourth quarter of fiscal year 2005 compared with the corresponding quarter in the previous year. Foreign exchange rates also contributed approximately $210 million or two percentage points growth in total revenue for the quarter primarily due to relative strengthening of the Euro versus the U.S. dollar. We hedge a portion of our international currency exposures, thereby reducing our overall exposure. Fluctuations in foreign currency exchange rates have a greater impact on non-OEM commercial and retail license business because a significant percentage of those product revenues are denominated in foreign currencies. The vast majority of OEM license revenue is denominated in U.S. dollars. The revenue growth was partially offset by a $195 million decline in earned revenue from Upgrade Advantage in the fourth quarter of fiscal year 2005.

For the quarter ended June 30, 2005, the operating income decrease was primarily driven by an increase in legal costs due to charges of $756 million for antitrust-related claims, including $626 million for a settlement with IBM, and an increase in sales and marketing costs mainly related to advertising and launch campaigns. The cost increases were partially offset by the increase in revenue.

Full Fiscal Year

Our revenue growth for fiscal year 2005 was driven by growth in licensing of Windows Server operating systems and other server applications, licensing of Windows Client operating systems through OEMs and increased licensing of Office and other Information Worker products. The license revenue growth resulted from growth in server hardware and PC shipments, fluctuations in foreign currency exchange rates, and overall improvements in IT spending. The November 2004 launch of the “Halo® 2” Xbox game also contributed to the overall revenue growth for the company. Based on our preliminary estimates, worldwide PC shipments from all sources grew about 11% to 13% and total server hardware shipments grew approximately 13% to 14% during fiscal year 2005 as compared with fiscal year 2004. The net impact of foreign exchange rates on revenue was positive in 2005, primarily due to relative strengthening of most foreign currencies, particularly the Euro and Japanese Yen, against the U.S. dollar. Had the exchange rates from the previous year been in effect in fiscal year 2005, translated international revenue growth earned in local currencies would have been approximately $873 million or two percentage points lower for fiscal year 2005. Partially offsetting revenue growth rates was a $1.1 billion decline in earned revenue from Upgrade Advantage in fiscal year 2005. The Upgrade Advantage contract value reached its expiration dates in the first quarter of fiscal year 2005. This revenue was recognized over fiscal year 2003, fiscal year 2004 and in the first quarter of fiscal year 2005 when the contract period expired.

For fiscal year 2005, the operating income increase was driven by a decline in stock-based compensation expense; increased revenue in Server and Tools, Client and Information Worker, which have higher gross margins as compared with other segments; and a reduction in legal costs associated with major litigation. In addition, strong sales of “Halo 2” reduced the overall operating loss for the Home and Entertainment segment for fiscal year 2005. The $3.29 billion decrease in stock-based compensation expense was partially offset by increased operating expenses of $562 million related to increased salary and benefits for new and existing headcount. General and administrative expenses related to major litigation declined in fiscal year 2005 due to the $2.53 billion of charges related to the settlement of Sun Microsystems litigation and the fine imposed by the European Commission in fiscal year 2004. This effect was partially offset by legal expenses of $2.08 billion related to settlements with Novell, Gateway Inc., Burst.com, IBM and certain class plaintiffs to resolve antitrust issues and other matters.

In fiscal year 2004, we implemented changes in employee compensation whereby employees are granted stock awards rather than stock options. We also completed an employee stock option transfer program in the second quarter of fiscal year 2004 in which employees could elect to transfer all their vested and unvested stock options with a strike price of $33 or higher to JPMorgan. The unvested options that were transferred to JPMorgan became vested upon the transfer. A total of 344.6 million of the 621.4 million eligible options were transferred, which resulted in additional stock-based compensation expense of $2.21 billion in the second quarter of fiscal year 2004. As a result of these changes, we expect stock-based compensation to continue to decrease in future periods.

The following table shows total stock-based compensation expense by segment and by income statement classification for the fourth quarter and full year ended June 30, 2005, and the comparable previous year periods.

	Three Months Ended June 30,			Year Ended June 30,
(In millions)	2004	2005	Decrease	2004	2005	Decrease
Client	$94	$67	$(27)	$754	$310	$(444)
Server and Tools	260	178	(82)	1,898	826	(1,072)
Information Worker	68	57	(11)	573	269	(304)
Microsoft Business Solutions	47	33	(14)	324	149	(175)
MSN	55	38	(17)	415	174	(241)
Mobile and Embedded Devices	24	16	(8)	170	75	(95)
Home and Entertainment	52	36	(16)	387	168	(219)
Corporate	139	110	(29)	1,213	477	(736)

Consolidated	$739	$535	$(204)	$5,734	$2,448	$(3,286)

Cost of revenue	99	68	(31)	681	318	(363)
Research and development	380	266	(114)	3,117	1,241	(1,876)
Sales and marketing	180	135	(45)	1,272	612	(660)
General and administrative	80	66	(14)	664	277	(387)

Consolidated	$739	$535	$(204)	$5,734	$2,448	$(3,286)

In fiscal year 2006, we expect revenue to grow at a higher rate than fiscal year 2005, mainly due to the launches of new products. We expect higher revenue growth in fiscal year 2006 as compared with fiscal year 2005 in Home and Entertainment primarily driven by the launch of Xbox 360™, our new gaming platform. We estimate PC shipments will grow between 7% and 9% and Server unit shipments will grow between 11% and 13% in fiscal year 2006 as compared with fiscal year 2005. We do not expect a benefit from year-over-year foreign exchange rates in fiscal year 2006.

We expect our operating income growth rate in fiscal year 2006 to exceed our revenue growth rate. Operating income is expected to reflect lower operating expenses due to lower costs for legal settlements than occurred in fiscal year 2005 and reduction in stock-based compensation expense. The operating loss for Home and Entertainment is expected to increase in fiscal year 2006 driven by the launch of and investments in Xbox 360.

SEGMENT PRODUCT REVENUE/OPERATING INCOME (LOSS)

Our seven segments are Client; Server and Tools; Information Worker; Microsoft Business Solutions; MSN; Mobile and Embedded Devices; and Home and Entertainment.

The revenue and operating income/(loss) amounts in this section are presented on a basis consistent with U.S. GAAP and include certain reconciling items attributable to each of the segments. Certain corporate level expenses have been excluded from our segment operating results and are analyzed separately. Fiscal year 2004 amounts have been restated for certain internal reorganizations and to conform to the current period presentation including reclassifying certain legal settlements from business segments to corporate-level expense.

Client

	Three months ended June 30,			Year ended June 30,
(In millions, except percentages)	2004	2005	Percent Change	2004	2005	Percent Change
Revenue	$2,755	$3,034	10%	$11,546	$12,234	6%
Operating income	$2,028	$2,175	7%	$8,654	$9,442	9%

Client includes revenue from Windows XP Professional and Home, Media Center Edition, Tablet PC Edition, and other standard Windows operating systems. Client revenue growth is correlated with the growth of purchases of PCs from OEMs that preinstall versions of Windows operating systems because the OEM channel accounts for over 80% of total Client revenue. The operating results for all periods presented have been restated to reflect the reorganization of the Windows Security group from Server and Tools to Client.

Fourth Quarter

The increase in Client revenue for the fourth quarter of fiscal year 2005 was driven by an 18% growth in OEM licenses and $312 million or 14% growth in OEM revenue from increased PC unit shipments, partially offset by a $33 million or 6% decrease in revenue from commercial and retail licensing of Windows operating systems. OEM unit growth outpaced market growth due primarily to OEM customer purchase patterns. The mix of OEM Windows operating systems licensed with premium edition operating systems as a percentage of total OEM Windows operating systems licensed during the quarter declined one percentage point to 53% of total OEM Windows operating systems compared to the fourth quarter of the previous fiscal year. The differences between unit growth rates and revenue growth rates from quarter to quarter are affected by the mix of premium versions of operating systems licensed during the quarter, changes in the geographical mix, the channel mix of products sold by large, multinational OEMs versus those sold by local and regional system builders, and previous deferral rates and product lives for undelivered elements of unearned revenue.

Client operating income increase for the three months ended June 30, 2005 was primarily due to the increase in OEM revenue, partially offset by an increase in sales and marketing expenses associated with “Start Something,” a globally launched advertising campaign for Windows and increase in research and development expenses related to product development and increased headcount.

Full Fiscal Year

The increase in Client revenue in fiscal year 2005 was driven by 12% growth in OEM license units and $886 million or 10% growth in OEM revenue from increased PC unit shipments, partially offset by a $198 million or 9% decrease in revenue from commercial and retail licensing of Windows operating systems. The mix of OEM Windows operating systems licensed with premium edition operating systems as a percentage of total OEM Windows operating systems licensed during the year remained flat at 50% of total OEM Windows operating systems as compared to the previous year. Revenue earned from Upgrade Advantage declined by $99 million in fiscal year 2005 contributing to the decrease in commercial and retail licensing revenue. The differences between unit growth rates and revenue growth rates from year to year are affected by the mix of premium versions of operating systems licensed during the year, changes in the geographical mix, the channel mix of products sold by large, multinational OEMs versus those sold by local and regional system builders, and previous changes to deferral rates and product lives for undelivered elements of unearned revenue.

The increase in Client operating income in fiscal year 2005 was primarily due to an increase in OEM revenue and a decrease in stock-based compensation expense. These factors were partially offset by an increase in sales and marketing expenses associated with “Start Something,” a globally launched advertising campaign, marketing for security initiatives, and an increase in salary and benefits for new and existing headcount. The additional headcount for research and development was primarily devoted to the continued development of the Windows Client next-generation operating system. The operating income for fiscal year 2004 has been restated for a reclassification of $700 million of legal settlement charges from Client to corporate expenses to conform to the current year presentation.

Server and Tools

	Three months ended June 30,			Year ended June 30,
(In millions, except percentages)	2004	2005	Percent Change	2004	2005	Percent Change
Revenue	$2,321	$2,682	16%	$8,538	$9,885	16%
Operating income	$608	$800	32%	$1,418	$3,259	130%

Server and Tools consists of server software licenses and client access licenses (CALs) for Windows Server, Microsoft SQL Server®, Exchange Server and other server products. It also includes developer tools, training, certification, Microsoft Press, Premier and Professional product support services, and Microsoft Consulting Services. The Server and Tools segment concentrates on licensing products, applications, tools, content and services that make information technology professionals and developers more productive and efficient. The segment uses multiple channels for licensing including preinstalled OEM versions, licenses through partners, and licenses directly to end customers. The licenses are sold both as one-time licenses and as multiyear volume licenses depending upon the needs of different customer segments. The Server and Tools segment uses product innovation and partnerships with information technology professionals to drive the adoption and sales growth of its products. Server and Tools growth is driven by performance of the overall market for information technology, both hardware and software. The operating results for previous years have been restated for the reorganization of the Windows Security group from Server and Tools to Client and the reorganization of Professional product support services from Information Worker to Server and Tools.

Fourth Quarter

The increase in Server and Tools revenue in the fourth quarter of fiscal year 2005 was driven by growth in Server and Server application revenue, especially SQL Server, and Core CAL revenue. We estimate that overall server shipments grew approximately 10% to 11% in the fourth quarter of fiscal year 2005 as compared with the corresponding period in the previous year, driving double-digit growth in Windows Server revenue. Server and Server applications revenue, including CAL revenue, grew $292 million or 17% in the fourth quarter of fiscal year 2005 as compared with the corresponding period in fiscal year 2004, despite a $56 million decline in Upgrade Advantage earned revenue. Consulting and Premier and Professional product support services revenue increased $65 million or 19% compared with the previous year, primarily due to higher consultant utilization and new Premier customers. Foreign exchange rate changes accounted for approximately $73 million or three percentage points of total Server and Tools revenue growth.

The increase in Server and Tools operating income for the three months ended June 30, 2005 was primarily due to the increase in revenue and reduction in stock-based compensation expense, which were partially offset by an increase in sales and marketing costs and headcount-related costs from increased hiring in sales and marketing and increases in salary and benefits. The increase in operating income also was offset by an increase in research and development costs associated with product development for upcoming products such as SQL Server 2005 and Visual Studio® 2005.

Full Fiscal Year

Server and Tools revenue growth in fiscal year 2005 was mainly driven by growth in Server and Server applications revenue, including CAL revenue, which grew $1.1 billion or 17% in fiscal year 2005 reflecting broad adoption of Windows Server System™ products, including Windows Server, SQL Server, Exchange Server and Management Servers. We estimate that overall server hardware shipments grew 13% to 14% during fiscal year 2005 and that Windows-based server shipments grew at a comparable rate for the same period. Consulting and Premier and Professional product support services revenue increased $241 million or 19% compared with the previous year, primarily due to increased consultant utilization and new Premier customers. Foreign exchange rate changes accounted for approximately $284 million or three percentage points of total Server and Tools revenue growth, which was offset by a $314 million decline in Upgrade Advantage revenue earned.

Server and Tools operating income growth for fiscal year 2005 was primarily due to an increase in revenue and a decrease in stock-based compensation expense. This was partially offset by an increase in sales and marketing costs and headcount-related costs from increased hiring and increases in salary and benefits. Operating income for the previous year has been restated for a reclassification of $1.22 billion of legal settlements from Server and Tools to corporate expenses to conform to the current year presentation.

Information Worker

	Three months ended June 30,			Year ended June 30,
(In millions, except percentages)	2004	2005	Percent Change	2004	2005	Percent Change
Revenue	$2,837	$2,909	3%	$10,653	$11,013	3%
Operating income	$2,022	$1,997	(1)%	$7,410	$7,915	7%

Information Worker consists of the Microsoft Office System of programs, servers, services and solutions designed to increase personal, team and organization productivity. Information Worker includes Microsoft Office, Microsoft Project, Microsoft Visio®, SharePoint® Portal Server CALs, and other information worker products including Microsoft LiveMeeting and OneNote®. Most revenue from this segment comes from licensing our Office System products. Revenue growth depends on the ability to add value to the core Office product set and expand our product offerings in other information worker areas such as document life-cycle management, collaboration and business intelligence. Beginning in fiscal year 2005, the Small and Mid-Market Solutions & Partners (SMS&P) organization, which was historically part of the Information Worker segment, was realigned in the Microsoft Business Solutions segment. As a result of this change, Information Worker segment information has been restated to reflect the reclassification of the SMS&P organization to Microsoft Business Solutions. The results for previous periods have also been restated due to the reclassification of product support services from Information Worker into Server and Tools.

Fourth Quarter

The increase in Information Worker revenue for the three months ended June 30, 2005 was primarily attributable to changes in foreign currency exchange rates, growth in the underlying volume licensing, growth in retail packaged products, and growth in preinstalled versions of Office in Japan, which were partially offset by the absence of $123 million of Upgrade Advantage earned revenue in the comparable period of fiscal year 2004. The changes in foreign currency exchange rates accounted for approximately $89 million or three percentage points of the revenue growth for the quarter as compared with the corresponding period in the previous fiscal year. Revenue for volume licensing, retail packaged product, and preinstalled versions of Office in Japan increased 2% or $50 million, and OEM revenue increased 6% or $22 million in the fourth quarter of fiscal year 2005 as compared with the corresponding period in previous year.

The decrease in Information Worker operating income for the three months ended June 30, 2005 was primarily due to increases in sales and marketing costs mainly associated with introduction of the “New Era” advertising campaign in additional geographic markets and an increase in headcount-related costs from increased hiring supporting field sales efforts and general increases in salary and benefits. Sales and marketing expense in the fourth quarter of fiscal year 2004 was low because advertising costs were weighted toward the first half of the fiscal year as a result of the campaigns coinciding with the launch of Office 2003.

Full Fiscal Year

Information Worker revenue increased in fiscal year 2005 primarily due to a 3% or $269 million increase in volume licensing, retail packaged product, and preinstalled versions of Office in Japan, a 6% or $91 million increase in OEM revenue, and the impact of foreign exchange rates, partially offset by reduced Upgrade Advantage earned revenue. Changes in foreign exchange rates accounted for approximately $367 million or three percentage points of the revenue growth for fiscal year 2005 as compared with the previous fiscal year, offset by a $663 million decline in Upgrade Advantage earned revenue.

Information Worker operating income growth for fiscal year 2005 was primarily due to the revenue growth and a decrease in stock-based compensation expense. Operating expenses were also impacted by a reduction in marketing campaign costs from the previous period associated with the launch of Office 2003. This decline was offset by an increase in headcount-related costs from increased hiring and increases in salary and benefits.

Microsoft Business Solutions

	Three months ended June 30,			Year ended June 30,
(In millions, except percentages)	2004	2005	Percent Change	2004	2005	Percent Change
Revenue	$223	$247	11%	$759	$803	6%
Operating loss	$(70)	$(76)	(9)%	$(315)	$(201)	36%

Microsoft Business Solutions provides integrated and adaptable business management software solutions optimized for small and midsize businesses, large organizations and divisions of global enterprises. Microsoft Business Solutions products are developed to deliver affordable and rich functionality through an adaptable software platform that works like and with other Microsoft technologies. The main products consist of a line of business solutions, customer relationship management software, retail solutions and related services, as well as the Microsoft Partner Program. Revenue is derived from software and services sales, with software sales representing a significant amount of our total revenue. Software revenues include both new software licenses and enhancements plans, which provide customers with future software upgrades over the period of the plan. Our solutions are delivered though a worldwide network of channel partners that provide specialized services and local support tailored to customer needs. The market for Microsoft Business Solutions is highly competitive, with a few strong players in the enterprise segment while the midmarket segment is more fragmented. Microsoft Business Solutions now includes the SMS&P organization, which previously had been included in Information Worker. SMS&P supports small and midmarket customers for Microsoft including Microsoft Business Solutions. Results have been restated to reflect the reclassification of SMS&P for all periods presented. Also as a result of the reorganization, the Microsoft Partner Program became a component of Microsoft Business Solutions.

Fourth Quarter

The increase in Microsoft Business Solutions revenue in the quarter ended June 30, 2005, as compared with the corresponding period in the previous year, was primarily due to 12% growth in software revenue partially offset by a 16% decline in services revenue, which resulted from encouraging our partners to provide more of these types of services. Performance from our line of business solutions, our customer relationship management solution, and the Microsoft Partner Program subscriptions resulted in growth of 12% in both license and enhancement revenue.

Microsoft Business Solutions operating loss for the fourth quarter of fiscal year 2005 increased from the corresponding period in fiscal year 2004 mainly due to a net increase in sales and marketing expenses related to investments in SMS&P. The increase in operating expense was partially offset by higher Microsoft Business Solutions product revenue.

Full Fiscal Year

The increase in Microsoft Business Solutions revenue in fiscal year 2005 was mainly due to 10% revenue growth in software partially offset by a 25% decline in services revenue, which resulted from encouraging our partners to provide more of these types of services. The software revenue increase was driven by 9% growth in license revenue and 16% growth in enhancement revenue as compared with the previous year, and is attributed to growth in our line of business solutions and customer relationship management solutions, as well as increased Microsoft Partner Program subscriptions.

Microsoft Business Solutions operating loss declined in fiscal year 2005 primarily due to a decline in stock-based compensation expense, an increase in product revenue, and a decline in acquisition amortization. The reduction in operating loss was partially offset by a net increase in sales and marketing expense driven by incremental headcount and marketing costs in the SMS&P organization. In addition, there has been an increase in marketing and product development investments in our portfolio of business solutions.

MSN

	Three months ended June 30,			Year ended June 30,
(In millions, except percentages)	2004	2005	Percent Change	2004	2005	Percent Change
Revenue	$588	$582	(1)%	$2,216	$2,274	3%
Operating income	$29	$104	259%	$87	$405	366%

MSN® includes personal communications services, such as e-mail and instant messaging, and online information offerings, such as MSN Search and the MSN portals and channels around the world. MSN also provides a variety of online paid services in addition to MSN Internet Access and MSN Premium Web Services. Revenue is derived primarily from advertisers on MSN, from consumers and partners through subscriptions and transactions generated from online paid services, and from subscribers to MSN Narrowband Internet Access. In fiscal year 2005, we launched a new version of our MSN Search engine, which is based on our own technology. This change will help provide the ability to innovate more quickly and the opportunity to develop a long-term competitive advantage in search. In addition to the launch of MSN Search, we introduced many new products and product enhancements in fiscal year 2005, including a new version of the MSN home page, which provides a richer user experience, quicker load times, higher levels of end-user customization, and fewer advertisements and links. MSN launched the clarity in advertising program in fiscal year 2005, which eliminated paid inclusion and resulted in a reduced number of advertisements that are returned with search results.

Fourth Quarter

The decrease in MSN revenue for the fourth quarter of fiscal year 2005 resulted from a decline of $90 million or 41% in Internet Access revenue, as subscribers migrate to broadband or other competitively priced Internet service providers, partially offset by an increase in MSN advertising revenue. Advertising revenue increased $73 million or 22% from the previous year due primarily to display advertising revenue driven by MSN Hotmail® and MSN Instant Messenger and a true-up for performance-based advertising revenue. Revenue from subscriptions and transactions services other than Internet Access increased $11 million in the fourth quarter of fiscal year 2005 to $48 million.

The increase in MSN operating income for the three months ended June 30, 2005 was due primarily to a reduction in operational costs and customer acquisition costs along with a reduction in revenue from the Internet Access business. In addition, sales and marketing expense in the fourth quarter of fiscal year 2004 were relatively higher than the current period.

Full Fiscal Year

In fiscal year 2005, MSN advertising revenue increased $193 million or 16% primarily as a result of industry and market growth, and continued growth of MSN display advertising revenue, tempered by the search clarity in advertising program and the impact of the homepage redesign. Revenue from subscription and transaction services other than Internet Access increased $84 million or 88% in fiscal year 2005 as a result of growth in the number of MSN Premium subscribers through our carrier partnerships. Offsetting the overall revenue growth was a decline of $219 million or 24% in Internet Access revenue, driven by the continued migration of Internet Access subscribers to broadband or other competitively priced Internet service providers. At the end of the current fiscal year, MSN had 2.7 million Internet access subscribers compared with 4.3 million at the end of the previous fiscal year and 9.1 million total subscribers compared with 8.8 million at the end of the previous year. In addition, MSN has over 420 million unique users monthly, over 205 million active Hotmail accounts, and over 175 million active Messenger accounts.

In fiscal year 2005, MSN operating income increased mainly due to a decrease in stock-based compensation expense, reduced online operations and bandwidth costs associated with the Internet Access business, and increased advertising and subscription revenue. The operating income increase was partially offset by an increase in headcount-related costs from increased hiring and increases in salary and benefits, and a $48 million tax benefit recorded in the first quarter of fiscal year 2004.

Mobile and Embedded Devices

	Three months ended June 30,			Year ended June 30,
(In millions, except percentages)	2004	2005	Percent Change	2004	2005	Percent Change
Revenue	$70	$97	39%	$247	$337	36%
Operating loss	$(39)	$(14)	64%	$(219)	$(46)	79%

Mobile and Embedded Devices includes Windows Mobile™ software, Windows Embedded operating systems, MapPoint®, and Windows Automotive. These products extend the advantages of the Windows platform to mobile devices such as PDAs, phones and a wide range of embedded devices. The business is also responsible for managing sales and customer relationships for Microsoft overall with device manufacturers and communication sector customers. The communication sector includes network service providers, such as wireless, fixed and cable and wireless operators, and media and entertainment companies. The market for products in these segments is intensely competitive. Competitive alternatives vary based on product lines and include product offerings from commercial and noncommercial mobile operating system providers, and proprietary software developed by OEMs and mobile operators. Short product life cycles in product lines such as Windows Mobile software may impact our continuing revenue streams.

Fourth Quarter

Mobile and Embedded Devices revenue growth for the fourth quarter of fiscal year 2005 was primarily due to strength in Windows Mobile software sales and Windows Embedded operating systems driven by increased shipments of connected mobile devices such as phone-enabled PDAs, Smartphones, and standalone PDAs. In the fourth quarter of fiscal year 2005, revenue for Windows Mobile software increased $13 million or 43%, revenue for Windows Embedded operating systems increased $7 million or 27%, and revenue for MapPoint and Windows Automotive increased $7 million or 50%.

Mobile and Embedded Devices operating loss for the three months ended June 30, 2005 decreased compared with the corresponding period in fiscal year 2004 primarily due to growth in revenue and a reduction in sales and marketing expense. These improvements have been partially offset by increased salary and benefit costs for new and existing headcount.

Full Fiscal Year

Mobile and Embedded Devices revenue growth for fiscal year 2005 was primarily due to unit volume increases in all major product lines, especially Windows Mobile software sales and Windows Embedded operating systems. Increased revenue for Windows Mobile software was primarily driven by increased market demand for connected mobile devices such as phone-enabled PDAs and Smartphones, and strong growth in volume shipments for standalone PDAs. The increase in Windows Embedded revenue was due to our operating system being included in new product designs for both new and existing customers. The segment also benefited from the increased demand for online mapping and the introduction of new MapPoint finished goods products. This new functionality resulted in increased unit sales for Mobile, Embedded and MapPoint product categories. In fiscal year 2005, revenue for Windows Mobile software increased $46 million or 45%, revenue for Windows Embedded operating systems increased $19 million or 21%, and revenue for MapPoint and Windows Automotive increased $25 million or 45%. Mobile and Embedded Devices realized positive increases in customer satisfaction ratings from both mobile operator partners and the developer community. In fiscal year 2005, Mobile and Embedded Devices released Windows Mobile 5.0, which is the latest version of our mobile operating software.

Mobile and Embedded Devices operating loss for fiscal year 2005 decreased compared with fiscal year 2004 primarily due to a decrease in stock-based compensation expense. The growth in revenue and a reduction in sales and marketing expense also drove improved operating results in this period compared with the previous year. This improvement has been partially offset by increased salary and benefit costs from increased hiring and increased investment in research and development.

Home and Entertainment

	Three months ended June 30,			Year ended June 30,
(In millions, except percentages)	2004	2005	Percent Change	2004	2005	Percent Change
Revenue	$498	$610	22%	$2,876	$3,242	13%
Operating loss	$(340)	$(179)	47%	$(1,220)	$(391)	68%

Home and Entertainment includes the Microsoft Xbox video game console system, PC games, the Home Products Division (HPD), and TV platform products for the interactive television industry. The success of video game consoles is determined by console functionality, the portfolio of video game content for the console, and the market share of the console. Revenue and unit volumes have grown quickly since we entered the market in 2002, and we have established ourselves as one of the market leaders. We believe our competitive position and revenue is bolstered by our increasing software game attach rates, which provides higher margins to offset the declining prices on consoles sold. Xbox consoles have negative gross margins.

Fourth Quarter

Home and Entertainment revenue increased in the fourth quarter primarily due to an increase in Xbox revenue. In the fourth quarter of fiscal year 2005, Xbox revenue increased $123 million or 46% mainly due to an increase in revenue from first- and third-party games, and an increase in Xbox Live memberships. Revenue from consumer hardware and software, PC games, and TV platforms decreased $11 million or 5% compared with fiscal year 2004 primarily due to lower PC games software sales.

Home and Entertainment operating loss for the three months ended June 30, 2005, decreased compared with the corresponding period in fiscal year 2004 primarily due to increased high-margin Xbox software sales, improved console unit costs, and an approximately $90 million lower-of-cost-or-market inventory adjustment related to the Xbox console recorded in fiscal year 2004. These reductions in operating losses were partially offset by an increase in development and launch investments related to Xbox 360, our new gaming platform.

Full Fiscal Year

Home and Entertainment revenue increased in fiscal year 2005 primarily due to significant new product launches, which resulted in a $416 million or 23% increase in Xbox revenue. In the second quarter of fiscal year 2005, we introduced “Halo 2,” which generated over $300 million in revenue in the fiscal year. Revenue from consumer hardware and software, PC games, and TV platforms declined $50 million or 5% compared with fiscal year 2004 due to lower PC games software sales.

Home and Entertainment operating loss in fiscal year 2005 decreased primarily due to an increase in high- margin Xbox software sales, lower Xbox console unit costs, the lower-of-cost-or-market inventory adjustment recorded in fiscal year 2004, and a decrease in stock-based compensation expense. The decrease was partially offset by an increase in costs associated with Xbox 360 console development and launch efforts associated with it.

Corporate-Level Expenses

	Three months ended June 30,			Year ended June 30,
(In millions, except percentages)	2004	2005	Percent Change	2004	2005	Percent Change
Corporate-level expenses	$1,105	$1,818	65%	$6,781	$5,822	(14)%

Certain corporate-level expenses are not allocated to our segments. Those expenses primarily include corporate operations related to broad-based sales and marketing, product support services, human resources, legal, finance, IT, corporate development and procurement activities, research and development and other costs, and accrued legal contingencies. Corporate expenses include all litigation settlements and accruals.

Fourth Quarter

Corporate-level expenses in the fourth quarter of fiscal year 2005 increased as compared with the corresponding period in fiscal year 2004 primarily due to an increase in legal costs because of charges of $756 million for antitrust-related claims, including $626 million for a settlement with IBM, and an increase in headcount-related costs associated with increase in employee development, salary and benefits for new and existing headcount.

Full Fiscal Year

In fiscal year 2005, corporate-level expenses decreased primarily as a result of a reduction in stock-based compensation expense and decreased corporate legal costs. Fiscal year 2005 legal costs were $2.08 billion as compared with $2.53 billion in fiscal year 2004. The costs in both years were primarily related to antitrust and competition law claims brought by competitors, class actions on behalf of end users, and government regulatory bodies outside the United States.

Cost of Revenue

	Three months ended June 30,		Percent Change		Year ended June 30,		Percent Change
(In millions, except percentages)	2004	2005			2004	2005
Cost of revenue	$1,481	$1,410	(5)%		$6,716	$6,200	(8)%
As a percent of revenue	16%	14%	(2	) ppt	18%	16%	(2	) ppt

Cost of revenue includes manufacturing and distribution costs for products sold and programs licensed, operating costs related to product support service centers and product distribution centers, costs incurred to support and maintain Internet-based products and services, and costs associated with the delivery of consulting services. For the fourth quarter of fiscal year 2005, the cost of revenue declined as compared with the corresponding period in the previous year mainly due to a $114 million reduction in product costs associated with Home and Entertainment and a reduction in stock-based compensation expense, which was partially offset by increased consulting services costs. In addition to a decrease in the cost of revenue in fiscal 2005 due to lower stock-based compensation expense, the cost of revenue decreased due to a $140 million reduction in costs primarily associated with the MSN Internet Access business and a $169 million reduction in product costs mainly due to Xbox consoles cost efficiency in Home and Entertainment, partially offset by increased costs in product support and consulting services costs.

Research and Development

	Three months ended June 30,		Percent Change		Year ended June 30,		Percent Change
(In millions, except percentages)	2004	2005			2004	2005
Research and development	$1,659	$1,691	2%		$7,779	$6,184	(21)%
As a percent of revenue	18%	17%	(1	) ppt	21%	16%	(5	) ppt

Research and development expenses include payroll, employee benefits, stock-based compensation, and other headcount-related costs associated with product development. Research and development expenses also include third-party development and programming costs, localization costs incurred to translate software for international markets, and the amortization of purchased software code and services content. For the fourth quarter of fiscal year 2005, research and development costs increased as compared with the corresponding period in the previous year mainly due to a $62 million increase in headcount-related costs and a $76 million increase in product development costs associated with upcoming product launches. This has been partially offset by a reduction in stock-based compensation expense. Our research and development expenses decreased in fiscal year 2005 due to lower stock-based compensation expense. This expense decline was partially offset by an increase in headcount-related costs associated with incremental hiring and product development costs associated with upcoming products, primarily the Xbox 360 console and related games, SQL Server 2005, the Windows Client next-generation operating system, and product development in Mobile and Embedded devices.

Sales and Marketing

	Three months ended June 30,				Year Ended June 30,
(In millions, except percentages)	2004	2005	Percent Change		2004	2005	Percent Change
Sales and marketing	$2,409	$2,770	15%		$8,309	$8,677	4%
As a percent of revenue	26%	27%	1	ppt	23%	22%	(1)	ppt

Sales and marketing expenses include payroll, employee benefits, stock-based compensation, and other headcount-related costs associated with sales and marketing personnel and advertising, promotions, tradeshows, seminars, and other marketing-related programs. Sales and marketing expenses for the fourth quarter of fiscal year 2005 increased as compared with the corresponding period in the previous year due to incremental hiring, an increase in other headcount-related costs, and an increase in product planning and marketing campaign expenses mainly related to the “Start Something” campaign for Windows, the New Era campaign for Office and launch of Xbox 360. For fiscal year 2005, sales and marketing expense increased slightly due to $470 million higher headcount-related costs from hiring and salary increases, higher sales and marketing costs driven by product planning, reseller marketing and advertising campaign costs mainly related to launch of the “Start Something” campaign, launch of “Halo 2” and launch arrangements for Xbox 360. The increase was offset mainly by reductions in stock-based compensation expense.

General and Administrative

	Three months ended June 30,				Year ended June 30,
(In millions, except percentages)	2004	2005	Percent Change		2004	2005	Percent Change
General and administrative	$610	$1,301	113%		$4,997	$4,166	(17)%
As a percent of revenue	7%	13%	6	ppt	14%	10%	(4)	ppt

General and administrative costs include payroll, employee benefits, stock-based compensation, and other headcount-related costs associated with finance, legal, facilities, certain human resources, and other administrative headcount, as well as legal costs and other administrative fees. For the fourth quarter of fiscal year 2005, general and administrative expenses increased as compared with the corresponding period in the previous year mainly due to an increase in legal costs resulting from a charge of $756 million for antitrust-related claims, including $626 million for a settlement with IBM. General and administrative expenses decreased in fiscal year 2005 due to lower legal costs and stock-based compensation expense, partially offset by an increase in other headcount-related costs from new and existing employees of $25 million. In fiscal year 2005, our legal expenses were driven by charges of $2.08 billion nearly all of which were for settlements of certain antitrust claims with IBM, Novell, Gateway, and in end-user class actions, and increases in contingency reserves for antitrust-related claims.

Investment Income and Income Taxes

Investment Income

The components of investment income and other in each fiscal year are as follows:

	Three Months Ended June 30,		Year Ended June 30,
(In millions)	2004	2005	2004	2005
Dividends and interest	$387	$354	$1,892	$1,460
Net gains on investments	589	361	1,563	856
Net gains/(losses) on derivatives	(406)	156	(268)	(262)
Income/(losses) from equity investees and other	1	1	(25)	13

Investment income and other	$571	$872	$3,162	$2,067

Fourth Quarter

Dividends and interest income declined $33 million in the three months ended June 30, 2005, due to the payment of the $32.64 billion special dividend on Dec. 2, 2004. Net gains on investments declined $228 million in the three months ended June 30, 2005, due primarily to fewer sales of investments as compared with the previous fiscal year. Net gains on investments also include other-than-temporary impairments of $20 million in the three months ended June 30, 2005, compared with $16 million in the three months ended June 30, 2004. Investments are considered to be impaired when a decline in fair value is judged to be other than temporary. We employ a systematic methodology that considers available evidence in evaluating potential impairment of our investments. If the cost of an investment exceeds its fair value, we evaluate, among other factors, general market conditions, the duration and extent to which the fair value is less than cost, and our intent and ability to hold the investment. We also consider specific adverse conditions related to the financial health of and business outlook for the investee, including industry and sector performance, changes in technology, operational and financing cash-flow factors, and rating agency actions. Once a decline in fair value is determined to be other than temporary, an impairment charge is recorded and a new cost basis in the investment is established.

Derivative instruments are used to manage exposures to interest rates, equity prices, and foreign currency markets and to facilitate portfolio diversification. Net derivative gains in the three months ended June 30, 2005, were primarily related to gains on equity derivatives and foreign currency contracts. During the three months ended June 30, 2005, gains related to equity derivatives used to economically hedge against a decline in equity prices were $80 million. These gains were offset by the combination of realized losses on sales of securities and unrealized losses related to decreases in the market value of the underlying assets included as a component of other comprehensive income. Net gains related to foreign currency contracts were $84 million, related in part to economically hedging foreign-currency-based investment exposures while the U.S. dollar generally increased against certain currencies. Gains related to hedging foreign-currency-based investment exposures were offset by unrealized losses in the underlying assets. Net derivative losses in the three months ended June 30, 2004, were primarily due to the impact of interest rate increases on interest rate derivative instruments and foreign currency movements relative to certain foreign currency positions used to hedge a portion of forecasted international revenue.

Full Fiscal Year

Dividends and interest income declined $432 million in fiscal year 2005 due to the combination of a higher allocation of funds to lower yielding, more liquid asset classes in preparation for the $32.64 billion special dividend paid on Dec. 2, 2004, and a lower portfolio balance following payment of the special dividend.

Net gains on investments declined $707 million in fiscal year 2005 due primarily to greater sales of investments in the previous fiscal year in preparation for the special dividend paid on Dec. 2, 2004. Net gains on investments also include other-than-temporary impairments of $152 million in fiscal year 2005 compared with $82 million in fiscal year 2004.

Net derivative losses in fiscal year 2005 were primarily related to losses on equity derivatives, interest rate derivatives, and foreign currency contracts. During fiscal year 2005, losses related to equity derivatives used to economically hedge against a decline in equity prices were $202 million and losses related to interest rate derivatives were $53 million. These losses were offset by the combination of realized gains on sales of securities and unrealized gains related to increases in the market value of the underlying assets included as a component of other comprehensive income. Net losses related to foreign currency contracts were $53 million, related in part to hedging anticipated foreign currency revenues while the U.S. dollar generally declined against most currencies during the current fiscal year, and economically hedging foreign-currency-based investment exposures. Losses related to hedging foreign-currency-based investment exposures were offset by unrealized gains in the underlying assets. Net gains on derivatives also included gains related to commodity positions used to facilitate portfolio diversification. Gains on commodity positions were $46 million during fiscal year 2005.

Net losses on equity investees and other for the previous periods were reclassified into investment income and other to conform to the current period presentation.

Income Taxes

Our effective tax rate for the fourth quarter of fiscal year 2005 was 4% and for full fiscal year 2005 was 26%. The decreased rate for the fourth quarter and full year resulted primarily from the reversal of $776 million of previously accrued taxes upon settling an Internal Revenue Service examination for fiscal years 1997–1999 and a tax benefit of $179 million generated by the decision to repatriate foreign subsidiary earnings under a temporary incentive provided by the American Jobs Creation Act of 2004. The effective tax rate for the fourth quarter of fiscal year 2004 was 27% and for full fiscal year 2004 was 33%. The decreased rate for the fourth quarter resulted from the reversal of previously accrued taxes associated with resolving the remaining tax matters related to fiscal years before 1997.

Financial Condition

Cash and short-term investments totaled $37.75 billion as of June 30, 2005, compared with $60.59 billion as of June 30, 2004. The decline is primarily attributable to the special dividend of $3.00 per share, or $32.64 billion, paid on Dec. 2, 2004, and to common stock repurchases of 312 million shares for $8.00 billion during 2005. Equity and other investments were $11.00 billion as of June 30, 2005, compared to $12.21 billion as of June 30, 2004. The investment portfolio consists primarily of fixed-income securities, diversified among industries and individual issuers. Our investments are generally liquid and investment grade. The portfolio is invested predominantly in U.S.-dollar-denominated securities, but also includes foreign-currency-denominated positions to diversify financial risk. The portfolio is primarily invested in short-term securities to facilitate rapid deployment for immediate cash needs. As a result of the special dividend and shares repurchased, our retained deficit, including accumulated other comprehensive income, was $12.30 billion at June 30, 2005. Our retained deficit is not expected to impact our future ability to operate or pay dividends given our continuing profitability and strong cash and financial position.

Unearned Revenue

Unearned revenue from volume licensing programs represents customer billings, paid either upfront or at the beginning of each billing coverage period, that are accounted for as subscriptions with revenue recognized ratably over the billing coverage period. For certain other licensing arrangements, revenue attributable to undelivered elements, including free post-delivery telephone support and the right to receive unspecified upgrades/enhancements of Microsoft Internet Explorer on a when-and-if-available basis, is based on the sales price of those elements when sold separately and is recognized ratably on a straight-line basis over the related product’s life cycle. Other unearned revenue includes Services, TV Platform, Microsoft Business Solutions, and advertising and subscription services in which we have been paid upfront and earn the revenue when we provide the service or software or otherwise meet the revenue recognition criteria.

The components of unearned revenue were as follows:

(In millions)	March 31, 2005	June 30, 2005
Volume licensing programs	$4,851	$6,000
Undelivered elements	2,161	2,119
Other	929	1,048

Unearned revenue	$7,941	$9,167

Unearned revenue by segment was as follows:

(In millions)	March 31, 2005	June 30, 2005
Client	$2,608	$2,687
Server and Tools	2,505	3,048
Information Worker	2,272	2,814
Other segments	556	618

Unearned revenue	$7,941	$9,167

Unearned revenue as of June 30, 2005 increased $1.23 billion from March 31, 2005, reflecting current period billings outpacing the recognition of deferrals from multi-year licensing arrangements by $1.15 billion and a $119 million increase primarily in unearned revenue for services, MSN advertising and Microsoft Business Solutions, partially offset by a $42 million decline in revenue deferred for undelivered elements.

The following table outlines the expected recognition of unearned revenue at June 30, 2005:

(In millions)	Recognition of Unearned Revenue
Three months ended:
September 30, 2005	$2,724
December 31, 2005	2,208
March 31, 2006	1,612
June 30, 2006	958
Thereafter	1,665

Unearned revenue	$9,167

Cash Flows

Our cash and short-term investments balance of $37.75 billion remained relatively flat from March 31, 2005. Cash flows from operations totaling $3.98 billion and $1.47 billion in cash provided from common stock issuances were mostly offset by cash dividends totaling $859 million and common stock repurchases of $4.31 billion.

For more information:

Colleen Healy, Senior Director, Investor Relations, (425) 706-3703